Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports First Quarter 2014 Results

Addison, Texas - (Business Wire) - May 6, 2014 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), the owner, operator, and franchisor of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today reported results for the first quarter 2014, which ended on March 30, 2014.

Highlights of first quarter 2014 results include:

•	Total revenues increased 8.8% to $145.4 million;

•	Comparable restaurant sales increased 6.3% and comparable restaurant guest traffic increased 4.6% at Pollo Tropical;

•	Comparable restaurant sales increased 0.8% and comparable restaurant guest traffic decreased 2.0% at Taco Cabana, negatively impacted by unfavorable weather and fewer newly remodeled restaurants;

•	Four Company-owned Pollo Tropical restaurants were opened, including the first restaurant in Texas;

•	Net income increased $3.9 million to $8.7 million, or $0.33 per diluted share, compared to net income of $4.8 million, or $0.20 per diluted share.

Fiesta President and Chief Executive Officer Tim Taft commented, “With a successful start to 2014, we increased revenues by almost nine percent, expanded operating margins and grew EPS over 60%. We also opened our newest Pollo Tropical restaurant prototype in Addison, Texas. This is the first of approximately 10 slated to open in three key Texas markets in 2014.”

Taft continued, “In April, we opened our first Cabana Grill restaurant in the greater Atlanta market. In addition to the westward expansion of Pollo Tropical and testing Cabana Grill in the east, we continue to focus our development efforts on building Pollo Tropical restaurants in markets where we already have presence, driving profitable growth.”

First Quarter 2014 Financial Review
Consolidated Results
Total revenues increased 8.8% in the first quarter of 2014 to $145.4 million from $133.6 million in the first quarter of 2013. Restaurant sales in the first quarter of 2014 increased 8.8% to $144.8 million from $133.1 million in the first quarter of 2013 due to the opening of new Company-owned restaurants and comparable restaurant sales growth.

Cost of sales decreased as a percentage of restaurant sales in the first quarter of 2014 compared to the prior year period as modest price increases and supply chain management initiatives more than offset commodity cost increases.

Restaurant wages and related expenses improved as a percentage of restaurant sales in the first quarter of 2014 compared to the prior year period due primarily to lower workers’ compensation claim costs along with the favorable impact of sales increases on fixed costs.

Other restaurant operating expenses increased slightly as a percentage of restaurant sales in the first quarter of 2014 compared to the prior year period. Pre-opening costs were $0.7 million compared to $0.8 million in the prior year period due to the timing of expenses for future openings. Rent expense increased slightly as a percentage of restaurant sales compared to the prior year period as a consequence of new Company-owned restaurant openings and sale-leaseback transactions completed over the course of a year.

Advertising expense increased as a percentage of restaurant sales in the first quarter of 2014 compared to the prior year period due primarily to an increase in expenditures and the timing of promotions.

General and administrative expenses were $12.2 million in both the first quarters of 2014 and 2013 and decreased as a percentage of restaurant sales in the first quarter of 2014 due to the favorable impact of higher sales on fixed costs.

Depreciation and amortization increased to $5.3 million in the first quarter of 2014 compared to $4.8 million in the prior year period. This increase was due to new Company-owned restaurant development, partially offset by the impact of sale-leaseback transactions.

Interest expense decreased $4.4 million to $0.6 million in the first quarter of 2014 from $5.0 million in the first quarter 2013 due to the reduction in Fiesta’s outstanding debt and a lower interest rate on borrowings under the new senior credit facility.

The provision for income taxes for the first quarter of 2014 was derived using an estimated annual effective income tax rate for 2014 of 38.3%, while the provision for income taxes for the first quarter of 2013 was derived using an estimated effective annual income tax rate for 2013 of 35.8%, excluding discrete items. The estimated effective annual income tax rate for 2014 is higher than the estimated effective annual income tax rate for the first quarter of 2013, primarily due to the expiration of the Work Opportunity Tax Credit on December 31, 2013.

Net income was $8.7 million, or $0.33 per diluted share (on a base of 26.2 million shares), compared to net income of $4.8 million, or $0.20 per diluted share (on a base of 22.9 million shares), in the first quarter of 2013.

Brand Results
Pollo Tropical restaurant sales increased 15.3% to $71.4 million in the first quarter of 2014 from $61.9 million in the first quarter of 2013 due to a comparable restaurant sales increase of 6.3% along with a net increase of 13 Company-owned restaurants. This is the eighteenth consecutive quarter the brand has delivered comparable restaurant sales growth and, on a two year basis, first quarter comparable restaurant sales grew 10.1%. The growth in comparable restaurant sales resulted from a 4.6% increase in comparable restaurant guest traffic along with a 1.7% increase in average check. Adjusted EBITDA for Pollo Tropical, a non-GAAP financial measure, increased to $13.7 million in the first quarter of 2014 from $9.8 million in the first quarter of 2013.

Taco Cabana restaurant sales increased 3.2% to $73.5 million in the first quarter of 2014 from $71.2 million in the first quarter of 2013 due to a 0.8% increase in comparable restaurant sales along with a net increase of three Company-owned restaurants. On a two year basis, first quarter comparable restaurant sales grew 2.8%. The increase in comparable restaurant sales resulted from a decrease of 2.0% in comparable restaurant guest traffic negatively impacted by unfavorable weather conditions in Texas and fewer newly remodeled restaurants, partially offset by a 2.8% increase in average check. Menu price increases drove an increase in restaurant sales of 1.3% while the remaining increase in average check is primarily driven by a positive change in sales mix due to the implementation of new menu boards. Adjusted EBITDA for Taco Cabana, a non-GAAP financial measure, increased to $7.1 million in the first quarter of 2014 from $6.5 million in the first quarter of 2013.

Restaurant Development
During the first quarter of 2014, Fiesta opened four new Company-owned Pollo Tropical restaurants, one in Texas and three in Florida. Subsequent to the end of the first quarter of 2014, the Company opened its first Cabana Grill restaurant in Snellville, Georgia, outside of Atlanta.

As of March 30, 2014, the Company owned and operated 106 Pollo Tropical restaurants and 165 Taco Cabana restaurants and franchised 39 Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Costa Rica, Ecuador, Guatemala, Honduras, India, Panama, Trinidad & Tobago, Venezuela and the Dominican Republic, and seven Taco Cabana restaurants in the U.S.

Investor Conference Call Today
Fiesta will host a conference call to review first quarter 2014 results today at 4:30 PM ET. Hosting the call will be President and Chief Executive Officer Tim Taft and Vice President and Chief Financial Officer Lynn Schweinfurth.

The conference call can be accessed live over the phone by dialing 877-407-0789 or for international callers by dialing 201-689-8562. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13581029. The replay will be available until Tuesday, May 13, 2014.

The conference call will also be webcast live from the corporate website at www.frgi.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.
Fiesta Restaurant Group, Inc. owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature made-from-scratch cooking, fresh salsa bars, and drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans, are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 30, 2014 AND MARCH 31, 2013
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	Three months ended (a)
	March 30, 2014	March 31, 2013

Revenues:
Restaurant sales	$144,825	$133,090
Franchise royalty revenues and fees	611	534
Total revenues	145,436	133,624
Costs and expenses:
Cost of sales	45,529	42,411
Restaurant wages and related expenses (b)	36,506	35,116
Restaurant rent expense	7,204	6,435
Other restaurant operating expenses	17,885	16,164
Advertising expense	5,419	4,549
General and administrative expenses (b)(c)	12,151	12,211
Depreciation and amortization	5,345	4,810
Pre-opening costs	683	831
Impairment and other lease charges	(15)	95
Other income	(6)	(497)
Total costs and expenses	130,701	122,125
Income from operations	14,735	11,499
Interest expense (d)	603	5,007
Income before income taxes	14,132	6,492
Provision for income taxes	5,413	1,693
Net income	$8,719	$4,799
Basic net income per share (e)	$0.33	$0.20
Diluted net income per share (e)	$0.33	$0.20
Basic weighted average common shares outstanding	26,201,747	22,868,894
Diluted weighted average common shares outstanding	26,202,309	22,868,894

(a) The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three month periods ended March 30, 2014 and March 31, 2013 included 13 weeks.

(b) Restaurant wages and related expenses include stock-based compensation expense of $9 and $1 for the three month periods ended March 30, 2014 and March 31, 2013, respectively. General and administrative expenses include stock-based compensation expense of $712 and $425 for the three month periods ended March 30, 2014 and March 31, 2013, respectively.

(c) General and administrative expenses for the three months ended March 31, 2013 include expenses related to the underwritten secondary public equity offering completed during March 2013 totaling $403. The Company did not receive any proceeds from the sale of shares in the offering.

(d) Fiesta repurchased and redeemed its $200.0 million in aggregate principal amount of 8.875% Senior Secured Second Lien Notes due 2016, sold 3,078,336 shares of its common stock, and entered into a new senior secured revolving credit facility in the fourth quarter of 2013 that provides for aggregate borrowings of up to $150.0 million with variable rate interest.

(e) As previously disclosed, Fiesta has granted shares of restricted stock to certain of its employees. Because the unvested shares participate in any dividends declared, the unvested shares are considered a second class of common stock for accounting purposes, impacting the calculation of net income per share. For further information, please see the Company's audited financial statements to be included in the Company's Annual Report on Form 10-K for the year ended December 29, 2013.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share and per share amounts)
(unaudited)

	March 30, 2014	December 29, 2013

Assets
Cash	$2,406	$10,978
Other current assets	19,971	21,947
Property and equipment, net	149,429	144,527
Goodwill	123,484	123,484
Intangible assets, net	101	121
Deferred income taxes	12,259	12,046
Deferred financing costs, net	1,459	1,530
Other assets	4,165	4,152
Total assets	$313,274	$318,785

Liabilities and Stockholders' Equity
Current liabilities	$26,883	$38,087
Long-term debt, net of current portion	65,310	72,324
Lease financing obligations	1,658	1,657
Deferred income sale-leaseback of real estate	36,843	35,873
Other liabilities	13,784	12,538
Total liabilities	144,478	160,479
Stockholders' equity	168,796	158,306
Total liabilities and stockholders' equity	$313,274	$318,785

Fiesta Restaurant Group, Inc.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(in thousands, except percentages and number of restaurants):

	(unaudited)
	Three months ended
	March 30, 2014	March 31, 2013
Segment revenues:
Pollo Tropical	$71,844	$62,282
Taco Cabana	73,592	71,342
Total revenues	$145,436	$133,624

Change in comparable restaurant sales (a):
Pollo Tropical	6.3%	3.8%
Taco Cabana	0.8%	2.0%

Average sales per Company-owned restaurant (b):
Pollo Tropical	$682	$672
Taco Cabana	445	443

Income before income taxes:
Pollo Tropical	$10,496	$5,718
Taco Cabana	3,636	774

Adjusted EBITDA (c):
Pollo Tropical	$13,677	$9,805
Taco Cabana	7,103	6,528

Restaurant-Level Adjusted EBITDA (c):
Pollo Tropical	$19,077	$15,431
Taco Cabana	12,531	12,154

Number of Company-owned restaurants:
Pollo Tropical	106	93
Taco Cabana	165	162
Total Company-owned restaurants	271	255

Company-owned restaurant openings:
Pollo Tropical	4	2
Taco Cabana	—	2
Total new restaurant openings	4	4

Company-owned restaurant closings:
Pollo Tropical	—	—
Taco Cabana	—	—
Net change in restaurants	4	4

Number of franchised restaurants:
Pollo Tropical	39	36
Taco Cabana	7	8
Total franchised restaurants	46	44

(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months.

(b) Average sales for Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.

(c) Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Please see the reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income in the table on the following page of this release.

Fiesta Restaurant Group, Inc.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(in thousands, except percentages):

	Three months ended
	March 30, 2014		March 31, 2013
		(a)		(a)
Pollo Tropical:
Restaurant sales	$71,356		$61,869
Cost of sales	23,229	32.6%	20,493	33.1%
Restaurant wages and related expenses	15,265	21.4%	14,317	23.1%
Restaurant rent expense	2,917	4.1%	2,357	3.8%
Other restaurant operating expenses	8,377	11.7%	7,203	11.6%
Advertising expense	1,962	2.7%	1,574	2.5%
Depreciation and amortization	2,577	3.6%	2,099	3.4%
Pre-opening costs	533	0.7%	493	0.8%
Impairment and other lease charges	(39)	(0.1)%	39	0.1%

Taco Cabana:
Restaurant sales	$73,469		$71,221
Cost of sales	22,300	30.4%	21,918	30.8%
Restaurant wages and related expenses	21,241	28.9%	20,799	29.2%
Restaurant rent expense	4,287	5.8%	4,078	5.7%
Other restaurant operating expenses	9,508	12.9%	8,961	12.6%
Advertising expense	3,457	4.7%	2,975	4.2%
Depreciation and amortization	2,768	3.8%	2,711	3.8%
Pre-opening costs	150	0.2%	338	0.5%
Impairment and other lease charges	24	0.0%	56	0.1%

(a) Percent of restaurant sales

Fiesta Restaurant Group, Inc.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(in thousands):

Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain accounting, legal and other administrative functions. Restaurant-Level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees and general and administrative expenses (including corporate-level general and administrative expenses). Adjusted EBITDA for each of our segments is a measure of segment profitability reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment's performance. In addition, management believes that Adjusted EBITDA and Restaurant-Level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income (i) provides useful information (including at the restaurant level) about our operating performance and period-over-period growth, (ii) provides additional information that is useful for evaluating the operating performance of our business, and (iii) permits investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or net income per share as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)
	Three months ended
	March 30, 2014	March 31, 2013

Restaurant-Level Adjusted EBITDA:
Pollo Tropical	$19,077	$15,431
Taco Cabana	12,531	12,154
Consolidated	31,608	27,585
Add:
Franchise royalty revenue and fees	611	534
Less:
General and administrative (excluding stock-based compensation expense of $712 and $425, respectively)	11,439	11,786
Adjusted EBITDA:
Pollo Tropical	13,677	9,805
Taco Cabana	7,103	6,528
Consolidated	20,780	16,333
Less:
Depreciation and amortization	5,345	4,810
Impairment and other lease charges	(15)	95
Interest expense	603	5,007
Provision for income taxes	5,413	1,693
Stock-based compensation	721	426
Other income	(6)	(497)
Net income	$8,719	$4,799